UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2010

PEOPLES FEDERAL BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34801	27-2814821
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

435 Market Street, Brighton, Massachusetts	02135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 254-0707

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 17, 2010, Ms. Lee Ann Coté was elected to the Boards of Directors of Peoples Federal Bancshares, Inc. (the “Company”) and Peoples Federal Savings Bank (the “Bank”) for terms to expire in 2012. There were no arrangements or understandings between Ms. Coté and any other person pursuant to which Ms. Coté was selected as a director of the Company or the Bank.

Ms. Coté retired from the Bank effective July 2, 2010 where she was Senior Vice President – Retail Banking and Human Resources. She was employed at the Bank since 1994 when she began her employment as a part-time teller. Ms. Coté began her full-time employment with the Bank upon being graduated from Emmanuel College in 1996.

The Company pays an annual retainer fee of $8,000 for service on its Board of Directors or Board committees, with the exception of the chairman of the board.  Additionally, each of the members of the Company’s Board of Directors also serves as a director of the Bank and earns fees in that capacity. The Bank pays each of its non-employee directors a fee of $1,250 for each board meeting attended, provided that a director is permitted to miss one board meeting per year and receive fees for such meeting. Directors also receive $500 for each committee meeting attended. Additionally, the Bank maintains a Voluntary Deferred Compensation Plan for directors which allows participating directors to defer a percentage or a specified dollar amount that would otherwise be earned by the individual in the following calendar year to be payable at a future date as specified in the agreement.

No decision has yet been made regarding the committees, if any, on which Ms. Coté will serve.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information.	Not Applicable.
(c)	Shell Company Transactions.	Not Applicable.
(d)	Exhibits.	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PEOPLES FEDERAL BANCSHARES, INC.
DATE: August 26, 2010	By:	/s/ Maurice H. Sullivan, Jr.
Maurice H. Sullivan, Jr.
Chairman and Chief Executive Officer